EXHIBIT 10.17

ENTRAVISION COMMUNICATIONS CORPORATION

2004 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD

You have been granted an option (the “Option”) to purchase shares of Class A common stock of Entravision Communications Corporation (the “Company”) under the Entravision Communications Corporation 2004 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	________________

Type of Option:	[Nonqualified][Incentive] Stock Option

Number of Option Shares:	(Grant # )

Exercise Price per Share:	U.S. $

Expiration Date:	Close of business at the Company headquarters on the tenth (10th) anniversary of the Grant Date, subject to earlier termination as described under “Termination of Employment”

Vesting Schedule:

Number of Shares	Vesting Date[s]

Your Option will become fully vested if your employment terminates as a result of death, Disability or Retirement. Upon any other termination of employment, you will forfeit the portion of the Option not vested as of the date of your termination. Your entire Option (whether vested or nonvested) is terminated if your employment is terminated for Cause. For this purpose, (1) if you are subject to an employment agreement with the Company or an affiliate that includes a definition of “Cause,” that definition shall apply for purposes hereof, or (2) in any other case, “Cause” means any failure to adhere to any Company rule, regulation, policy or procedure, including but not limited to the rules, regulations, policies or procedures set forth in the Company’s standard Employee Handbook as then in effect.

Manner of Exercise:

You may exercise this Option only to the extent vested and only if the Option has not expired or terminated. To exercise this Option, you must notify Mellon Investor Services by filing the proper exercise worksheet at the address given on the worksheet. Your worksheet must specify how many shares you wish to purchase and will explain how you must satisfy the exercise price and withholding taxes due, if any, upon exercise. The worksheet will be effective when it is received by Mellon Investor Services. If someone else wants to exercise this Option after your death, that person must contact Mellon Investor Services and prove to the Company’s satisfaction that he or she is entitled to do so. Your ability to exercise the Option may be restricted by the Company if required by applicable law.

Termination of Employment:	If your employment with the Company terminates, your Option will terminate on the close of business at the Company headquarters as follows:

• If your employment terminates as a result of death or Disability, your Option will terminate on the first (1st) anniversary of the date of your termination of employment.

• If your employment terminates for any other reason, your Option will terminate ninety (90) days after the date of your termination of employment.

However, in no event will this Option be exercisable after its Expiration Date.

Transferability:	You may not transfer or assign this Option for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Restrictions on Resale:

By accepting this Option, you agree not to sell any Shares acquired under this Option at a time when applicable laws, Company policies (including, without limitation, the Company’s Insider Trading Policy) or an agreement between the Company and its underwriters prohibit a sale.

Change of Control:

If this Option is assumed by the surviving company or purchaser (the “Successor Company”) in a Change of Control transaction, then the Option shall continue to vest in accordance with the vesting schedule described above. If, however, you are terminated from employment by the Successor Company without Cause within twelve (12) months following the date of the Change of Control, this Option shall become immediately and fully vested on the date of such termination.

If this Option is not assumed, or a replacement option is not issued by the Successor Company in connection with a Change of Control, please refer to the Plan for a description of your rights.

Tax Consequences:	If this Option is designated as a nonqualified stock option, the exercise of this Option will result in taxable income to you.

If this Option is designated as an incentive stock option, you understand that for the favorable tax treatment afforded to incentive stock options to apply:

• You must hold the shares acquired upon exercise for a period of one (1) year from the date of exercise and two (2) years from the Grant Date.

•     The Exercise Price Per Share must equal at least the fair market value of a Share on the Grant Date. While the Committee has made a good faith determination of the fair market value of a Share in this regard, neither the Committee, the Board nor the Company can guarantee that such determination will be considered fair market value, nor will you or any other individual be entitled to any indemnification for any failure of the Committee to have made such a determination.

•     If Shares with a fair market value (as determined on the Grant Date) in excess of $100,000 become exercisable (vested) for the first time in any calendar year (including for this purpose option shares granted under all other incentive stock options granted to you by the Company and its Subsidiaries), the number of Shares with a fair market value in excess of such $100,000 limit will be considered issued under a nonqualified stock option.

•     You must exercise this Option within ninety (90) days after termination of employment for any reason other than Disability or death. Accordingly, if you exercise this Option more than ninety (90) days after such termination (if otherwise permitted by this Option), you will be treated as exercising a nonqualified stock option. For this purpose, if you transfer to the employment of a subsidiary that is not a Subsidiary, you will be treated as terminated from employment on the date of such transfer, or if you are employed by a Subsidiary, you will be treated as terminated from employment on the date such entity ceases to meet the requirements of Code Section 422. In addition, you will be considered to have terminated employment for purposes of these rules on the ninety-first (91st)day of a military leave, sick leave or other bona fide leave of absence unless your rights to return to active employment are guaranteed by law or contract.

•      The excess of the Fair Market Value of the Shares at the time of exercise over the amount you pay for such Shares may be an item of adjustment for alternative minimum tax (AMT) purposes on your personal tax return.

This Option is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Option and definitions of capitalized terms used and not defined in this Option can be found in the Plan.

BY ACCEPTING THIS STOCK OPTION AWARD THROUGH MELLON INVESTOR SERVICES, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PROSPECTUS DESCRIBING THE PLAN.

Authorized Officer

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